EXHIBIT 99.1

Rush Enterprises, Inc. Reports Second Quarter Results

  Record parts, service and body shop revenues continue into second quarter
  New milestone set for parts, service and body shop profitability
  Quarterly absorption climbs to new record of 112.9%
  Quarterly truck sales increase as deliveries of replacement trucks begin
  Economy still important factor in pending growth cycle

SAN ANTONIO, July 26, 2011 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (Nasdaq:RUSHA) (Nasdaq:RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced results for the second quarter ended June 30, 2011.

In the second quarter, the Company's gross revenues totaled $662.0 million, a 100.7% increase from gross revenues of $329.8 million reported for the second quarter ended June 30, 2010. Income from continuing operations for the quarter was $12.5 million, or $0.32 per diluted share, compared with income from continuing operations of $5.4 million, or $0.14 per diluted share, in the quarter ended June 30, 2010. The Company reported net income for the quarter of $12.5 million, or $0.32 per diluted share, compared with a net income of $5.7 million, or $0.15 per diluted share, in the second quarter of 2010.

The Company delivered 2,363 new heavy-duty trucks, 1,514 new medium-duty commercial vehicles, 314 light-duty commercial vehicles and 1,156 used commercial vehicles during the second quarter of 2011, compared to 813 new heavy-duty trucks, 795 new medium-duty trucks, 37 light-duty commercial vehicles and 889 used trucks during the second quarter of 2010. Parts, service and body shop sales revenue was $170.4 million in the second quarter of 2011, compared to $118.5 million in the second quarter of 2010.

"We are pleased with our performance this quarter and are extremely encouraged to have quarterly earnings back at levels that we last achieved in 2007," said W. M. "Rusty" Rush, President and Chief Executive Officer for Rush Enterprises, Inc.

"Record highs in parts, service and body shop revenues that were achieved in March continued throughout the second quarter," Rusty Rush said. "Our Rush Truck Centers set a new Company milestone for performance in June, eclipsing $1 million per day in gross profit from our parts, service and body shop operations. This led to another record quarterly absorption rate of 112.9%. This increased activity is attributable to the age of commercial vehicles in operation, combined with unprecedented activity in the energy sector, particularly in the central U.S. We expect parts, service and body shop revenues will continue at current levels through the third quarter," explained Rusty Rush.

"The second quarter marked our first meaningful increase in Class 8 and medium-duty truck sales since Class 8 industry orders began increasing in November 2010. Strong Class 8 truck sales activity continues to occur within the energy sector and we are also delivering new trucks to large Class 8 on-highway fleets that are replacing aged vehicles.  As industry freight rates have increased, we have seen an increase in sales activity to smaller over-the-road truck customers as well. Medium-duty truck sales activity increased significantly despite continued supply issues with Japanese manufacturers.  We delivered 398 buses in the quarter, a new Company record. As truck manufacturers continue to deal with component supplier delays, we expect both Class 8 and medium-duty truck sales activity for the third quarter to remain relatively flat compared with the second quarter," said Rusty Rush.

"While U.S. Class 8 truck orders have decreased since they peaked in April, we believe current order intake is adequate to support U.S. Class 8 retail sales of approximately 180,000 units in 2011. We continue to expect U.S. retail sales of Class 8 trucks to increase in 2012 and 2013. However, renewed economic concerns and the possibility of slower than expected recovery within automotive, manufacturing and construction sectors could result in a more controlled Class 8 truck growth cycle, possibly extending the cycle over a longer period of time with more gradual increases in truck sales," continued Rusty Rush.

"We continue to be very pleased with the progress being made in integrating our Navistar Division into the Company. Our Navistar Division, which had a positive impact on revenue growth and overall performance this quarter, now consists of 15 full-service dealerships with two dedicated collision centers. We remain committed to working with Navistar to build a successful network of dealerships and continue to explore opportunities for expansion."

"I am extremely proud of the entire Rush Enterprises organization," said W. Marvin Rush, Chairman and Founder of Rush Enterprises, Inc. "Through excellent leadership and continued dedication of employees across the country, the Company managed to withstand the most difficult downturn in its history and emerge from it well positioned to operate in the market up cycle while achieving its strategic growth initiatives.  We remain optimistic about our future prospects for growth and our ability to perform in the expected industry upturn."

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the second quarter on Wednesday, July 27, 2011, at 11 a.m. Eastern/10 a.m. Central.  The call can be heard live by dialing 877-638-4557 (US) or 914-495-8522 (International) or via the Internet at

http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until October 15, 2011. Listen to the audio replay until August 3, 2011, by dialing 800-642-1687 (US) or 706-645-9291 (International) and entering the Conference ID 81631892.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. owns and operates the largest network of commercial vehicle dealerships in the United States, representing truck and bus manufacturers including, Peterbilt, International, Hino, Isuzu, Ford, UD, Blue Bird, IC, Diamond and Elkhart. The Company's vehicle centers are strategically located in high traffic areas on or near major highways in 14 states throughout the Southern and Western United States. These one-stop centers offer an integrated approach to meeting customer needs -- from sales of new and used vehicles to aftermarket parts, service and body shop operations plus a wide array of financial services, including financing, insurance, leasing and rental. Rush Enterprises' operations also provide vehicle up-fitting, chrome accessories and tires. For more information, please visit www.rushenterprises.com.

The Rush Enterprises, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3352

Absorption rate is calculated by dividing the gross profit from the parts, service and body shop departments by the overhead expenses of all of a dealership's departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory.

Certain statements contained herein, including those concerning current and projected truck industry and market conditions, sales forecasts, the Company's acquisition prospects, and the impact of general economic conditions are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, onetime events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission.

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Shares and Per Share Amounts)

	June 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 146,285	$ 168,976
Accounts receivable, net	70,743	43,513
Inventories, net	451,887	321,933
Prepaid expenses and other	7,350	14,104
Deferred income taxes, net	11,025	10,281

Total current assets	687,290	558,807

Investments	6,628	7,575

Property and equipment, net	475,385	445,919

Goodwill, net	176,329	150,388

Other assets, net	4,668	5,244

Total assets	$ 1,350,300	$ 1,167,933

Liabilities and shareholders' equity
Current liabilities:
Floor plan notes payable	$ 352,551	$ 237,810
Current maturities of long-term debt	57,933	62,279
Current maturities of capital lease obligations	8,935	7,971
Trade accounts payable	48,918	37,933
Accrued expenses	78,042	69,036
Total current liabilities	546,379	415,029

Long-term debt, net of current maturities	206,887	189,850
Capital lease obligations, net of current maturities	32,608	34,231
Other long-term liabilities	1,153	364
Deferred income taxes, net	72,452	63,540

Shareholders' equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2011 and 2010	–	–
Common stock, par value $.01 per share; 60,000,000 class A shares and 20,000,000 class B shares authorized; 27,155,861 class A shares and 10,725,472 class B shares outstanding in 2011; and 26,798,707 class A shares and 10,700,044 class B shares outstanding in 2010	395	391
Additional paid-in capital	202,940	195,747
Treasury stock, at cost: 1,639,843 class B shares	(17,948)	(17,948)
Retained earnings	306,736	286,951
Accumulated other comprehensive loss, net of tax	(1,302)	(222)

Total shareholders' equity	490,821	464,919

Total liabilities and shareholders' equity	$ 1,350,300	$ 1,167,933

RUSH ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues:
New and used truck sales	$ 466,585	$ 191,309	$ 744,115	$ 371,913
Parts and service	170,387	118,529	315,947	220,357
Lease and rental	20,563	16,255	39,548	30,287
Finance and insurance	2,744	2,047	4,712	3,532
Other	1,703	1,699	3,764	3,038

Total revenue	661,982	329,839	1,108,086	629,127

Cost of products sold:
New and used truck sales	436,163	174,817	695,068	341,163
Parts and service	103,453	72,222	192,165	134,851
Lease and rental	16,856	13,621	32,953	25,871

Total cost of products sold	556,472	260,660	920,186	501,885

Gross profit	105,510	69,179	187,900	127,242

Selling, general and administrative	79,655	55,148	145,001	105,285

Depreciation and amortization	4,541	3,676	8,721	7,223

Gain (loss) on sale of assets	475	7	432	(4)

Operating income	21,789	10,362	34,610	14,730

Interest expense, net	1,599	1,397	2,800	2,694

Income from continuing operations before taxes	20,190	8,965	31,810	12,036

Provision for income taxes	7,672	3,549	12,025	4,698

Income from continuing operations	12,518	5,416	19,785	7,338

Income from discontinued operations, net	–	272	–	587

Net income	$ 12,518	$ 5,688	$ 19,785	$ 7,925

Earnings per common share - Basic:
Income from continuing operations	$ .33	$ .15	$ .52	$ .20
Net income	$ .33	$ .15	$ .52	$ .21

Earnings per common share - Diluted:
Income from continuing operations	$ .32	$ .14	$ .51	$ .19
Net income	$ .32	$ .15	$ .51	$ .21

Weighted average shares outstanding:
Basic	37,831	37,292	37,727	37,232
Diluted	39,015	38,189	38,929	38,014
CONTACT: Rush Enterprises, Inc., San Antonio
         Steven L. Keller, 830-626-5226